EXHIBIT 10.125

QUALCOMM INCORPORATED

NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I
INTRODUCTION
1.1    History. Qualcomm Incorporated (the “Company”) previously established the Qualcomm Incorporated Voluntary Executive Retirement Contribution Plan (the “ERC”) and the Qualcomm Incorporated Executive Retirement Matching Contribution Plan (the “ERMCP”), both non-qualified deferred compensation plans for a select group of management or highly compensated employees of the Employer, and both originally effective as of December 1, 1995. The Company consolidated the ERC with and into the ERMCP effective as of October 1, 2008, and has amended and restated the ERMCP in its entirety effective as of December 30, 2008, April 1, 2009, and January 1, 2011. The ERMCP was amended and restated effective September 30, 2013, and the name of the ERMCP was changed to the Qualcomm Incorporated Non-Qualified Deferred Compensation Plan effective as of such date. The Plan is hereby amended and restated effective September 29, 2014.
ARTICLE II
DEFINITIONS
2.1    “Account(s)” means the book entry account(s) established under the Plan for each Participant to which are credited the Participant’s Basic Deferrals, Bonus Deferrals, Performance-Based Compensation Deferrals, Matching Contributions, Discretionary Company Contributions and any Investment Returns with respect thereto. Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) from the Plan and any charges that may be imposed on such Account(s) pursuant to the terms of the Plan. Separate Subaccounts may be established under the Plan as set forth herein. As the context may require, “Account” shall also refer to such Subaccounts.
2.2    “Affiliate” means any entity which controls, is controlled by or is under common control with the Company.
2.3    “Base Salary” means the annual base salary to be paid by the Employer, without regard to Basic Deferrals hereunder. Base Salary shall not include, unless specifically authorized by the Committee, bonuses, overtime, distributions from this Plan, commissions, the value of any proceeds from the exercise of any qualified or non-qualified stock option, stock appreciation right, restricted stock award, restricted stock unit, performance share, performance unit, deferred compensation award, or other stock-based award, the proceeds from any stock purchase right under the Company’s employee stock purchase plans, incentive payments, non-monetary awards, auto allowances or any other form of compensation, whether taxable or non-taxable.
2.4    “Basic Deferral(s)” means the percentage of a Participant’s Base Salary and/or Director Fees which the Participant elects to defer pursuant to Section 4.1 of the Plan.
2.5    “Benchmark Fund(s)” means one or more of the mutual funds or contracts selected by the Committee pursuant to Article 6 of the Plan.

2.6    “Beneficiary(ies)” means the beneficiary(ies) designated by the Participant who are entitled to receive any distributions from the Plan payable upon the death of the Participant.
2.7    “Benefit(s)” means the total of the vested amount(s) credited to a Participant’s Account or Subaccount(s), as applicable.
2.8    “Board of Directors” or “Board” means the Company’s Board of Directors.
2.9    “Bonus” means any cash bonus payable to an Eligible Employee under a bonus program maintained by the Employer which the Committee determines may be subject to an Election, determined without regard to any Bonus Deferral.
2.10    “Bonus Deferral” means the percentage of a Participant’s Bonus which the Participant defers pursuant to Section 4.2 of the Plan.

2.11    “Cause” means any of the following: (i) theft, dishonesty, or falsification of any Company documents or records; (ii) improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action which has a detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of any employment or service agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties; or (vii) violation of a material Company policy.

2.12    “Change in Control” means an Ownership Change Event or a series of related Ownership Change Events, as defined below (collectively, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in clause (iii) below, the corporation or other business entity to which the assets of the company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiples sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction, as defined in Section 2.1 of the LTIP. For purposes of the foregoing, an “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company, provided that the Transaction constitutes a change in ownership or effective control of a corporation or a change in ownership of a substantial portion of the assets of a corporation for purposes of Code Section 409A.

2.13    “Code” means the Internal Revenue Code of 1986, as amended.
2.14    “Committee” means the Non-Qualified Deferred Compensation Plan Committee composed of such individuals who may be appointed by the Company’s Executive Vice President, Human Resources, or such other officer serving in that capacity, and the Committee shall function as the administrator of the Plan.
2.15    “Common Stock” means the common stock of the Company, par value $0.0001 per share.
2.16    “Company” means Qualcomm Incorporated, a Delaware corporation, and any successor thereto.
2.17    “Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.
2.18    “Deferrals” means, as applicable to a Participant, Basic Deferrals, Bonus Deferrals and/or Performance-Based Compensation Deferrals made pursuant to the terms of the Plan.
2.19    “Deferral Subaccount” means a Subaccount under the Participant's Account to which Deferrals are credited for a given Plan Year.
2.20    “Director Fees” shall mean all fees and retainers, including meeting fees, paid in cash to Non-Employee Directors of the Company, and specifically excludes any annual board retainer paid in stock units.
2.21    “Disability” means, to the extent applicable and determined in accordance with Code Section 409A, a determination that the Participant, (a) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than twelve months, is receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability insurance policy covering the Participant, or, (b) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
2.22    “Discretionary Company Contribution” means a Company contribution awarded to an Eligible Employee pursuant to Section 4.6 of the Plan.
2.23    “Distribution Date” means the earliest of (i) the date of the Participant’s Separation from Service or, if later, the date determined pursuant to Section 9.3.2, (ii) an applicable In-Service Distribution Date, (iii) the date of the Participant’s death or Disability, or (iv) the date of a Change in Control, as applicable. Notwithstanding the foregoing, in the event a distribution to a Specified Employee is subject to the six-month delay of payment described in Section 9.6, the Distribution Date shall be the date that is six (6) months and ten (10) days after the date of Separation from Service. With respect to distributions made in installments, the Distribution Date with respect to any installment following the initial installment shall be the applicable monthly, quarterly or annual date corresponding in each of the following months, quarters or years in which an installment payment is to be made.
2.24    “Effective Date” means September 29, 2014, except as otherwise provided herein.
2.25    “Election(s)” means the form or forms on which a Participant: (i) elects to make Deferrals, (ii) elects a Distribution Date for all or a portion of his or her Plan Benefits, (iii) elects the method by which all or a portion of his or her Benefits will be distributed; and (iv) specifies his or her Beneficiary(ies) under the Plan. Elections shall include changes made pursuant to Sections 9.3.2 and 9.4.2. An Election shall be in such form or forms as may be prescribed by the Committee, including specifically an electronic form.
2.26    “Eligible Employee” means an employee of the Employer who is a member of a select group of management or highly compensated employees and who has been designated as eligible to participate in the Plan in accordance with Article 3 of the Plan.
2.27    “Employer” means the Company and any other Affiliate of the Company that has adopted the Plan.
2.28    “Fair Market Value” shall have the same meaning given such term in the LTIP.
2.29    “Good Reason” means any one or more of the following: (i) without the Participant’s express written consent, the assignment of any duties, or any limitation of responsibilities, substantially inconsistent with the Participant’s positions, duties, responsibilities and status with the Company immediately prior to the date of a Change in Control; (ii) without the Participant’s express written consent, the relocation of his or her principal place of employment or service to a location that is more than fifty (50) miles from the principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding than those existing immediately prior to the date of a Change in Control; (iii) any failure by the Company to pay, or any material reduction by the Company of, (A) base salary in effect immediately prior to the date of a Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with comparable responsibilities, organizational level and title), or (B) bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned); (iv) any failure by the Company to (A) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Company then held by the Participant; (v) any breach by the Company of any material agreement between the Participant and the Company concerning the Participant’s employment; or (vi) any failure by the Company to obtain the assumption of any material agreement between the Participant and the Company concerning the Participant’s employment by a successor or assign of the Company.

2.30    “In-Service Distribution Date” means the date prior to a Separation from Service chosen by the Participant pursuant to an Election made under Article 9 of the Plan, as the same may be modified pursuant to Section 9.3.2 or Section 9.4.2. With respect to distributions made in installments, the In-Service Distribution Date with respect to any installment following the initial installment shall be the applicable monthly, quarterly or annual date corresponding in each of the following months, quarters or years in which an installment payment is to be made.
2.31    “Investment Return” means the investment return or loss determined in accordance with Article 6 of the Plan, which shall be credited to Participants’ applicable Subaccounts pursuant to the terms of the Plan.
2.32    “LTIP” shall mean the Qualcomm Incorporated 2006 Long-Term Incentive Plan, as amended, or any successor thereto.
2.33    “Matching Contributions” means the Company’s matching contributions to the Plan on behalf of an Eligible Employee who is a Participant, as determined in accordance with Section 4.5 of the Plan.
2.34    “Non-Employee Director” means a director who is not an Employee.
2.35    “Open Enrollment Period” means such period as the Committee may specify for Participants to submit an Election to make Deferrals under the Plan. The Open Enrollment Period shall begin on the date selected by the Committee and end no later than (i) with respect to Basic Deferrals for any Plan Year, the December 31 before the first day of such Plan Year; (ii) with respect to Bonus Deferrals, the day before the first day of the period for which the Bonus may be earned; (iii) with respect to Performance-Based Compensation Deferrals, the date that is six months before the end of the applicable performance period, provided the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is made and, provided, further that in no event may a Performance-Based Compensation Deferral Election be made after such Performance Based Compensation has become readily ascertainable within the meaning of Section 1.409A-2(a)(8) of the Treasury Regulations; and (iv) with respect to an Eligible Employee or Non-Employee Director who first becomes eligible to participate in the Plan, the date that is no later than thirty (30) days after first becoming an Eligible Employee or Non-Employee Director, provided that an Election may be made only with respect to Base Salary or Director Fees (as applicable) paid for services performed in and after the first payroll period beginning after the Election is made and, provided further, that no Bonus Deferral may be made with respect to any Bonus after the first day of the period for which such Bonus may be earned.
2.36    “Participant” means an Eligible Employee or Non-Employee Director who becomes a Participant in the Plan as provided in Article 3.

2.37    “Performance-Based Compensation” means any cash compensation paid to an Eligible Employee which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, determined without regard to any Performance-Based Compensation Deferral and in accordance with Code Section 409A.
2.38    “Performance-Based Compensation Deferral” means the percentage of a Participant’s Performance-Based Compensation which the Participant defers pursuant to Section 4.2 of the Plan.
2.39    “Plan” means this Qualcomm Incorporated Non-Qualified Deferred Compensation Plan as set forth herein.
2.40    “Plan Year” means the 12 consecutive month period beginning on each January 1 and ending on the following December 31.
2.41    “Retirement” means the Participant’s Separation from Service with the Employer after attaining the earlier of: (i) age sixty-five (65) or (ii) age sixty-two and one-half (62 1/2) with at least ten (10) Years of Service.
2.42    “Separation from Service” means separation from service as defined in Section 409A of the Code and the regulations issued thereunder for any reason other than death. A Participant will be presumed to have had a Separation from Service where the level of bona fide services performed by such individual decreases to a level that is less than or equal to 20% of the average level of bona fide services performed in the 36-month period immediately preceding the Separation from Service. Subject to the foregoing and the requirements of Section 409A of the Code and the regulations issued thereunder, the Committee, in its discretion, shall determine whether a Participant has had a Separation from Service and the effects thereof.
2.43    “Specified Employee” means any Participant who, as of the date of Separation from Service, is a key employee of the Employer by reason of meeting the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on the last day of the Plan Year, or such other date as may be established by the Committee in a separate document applicable to all deferred compensation plans sponsored by the Company.
2.44    “Subaccount(s)” means the subaccount(s) established within a Participant’s Account with respect to the various types of Deferrals and Company contributions and Elections made under the Plan.
2.45    “Total Compensation” for a Plan Year means wages as defined in Section 3401(a) of the Code, any annual cash incentive bonus which is normally paid by the Employer to an Eligible Employee after the end of the fiscal year, and all other payments of compensation to an Eligible Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Eligible Employee a written statement under Section 6041(d) or Section 6051(a)(3) of the Code for such Plan Year, excluding the following items: any bonus other than an annual cash incentive bonus which is normally paid by the Employer to an Eligible Employee after the end of the fiscal year, commissions, the value of a qualified, incentive or non-qualified stock option, stock appreciation right, restricted stock award, restricted stock unit, performance share, performance unit, deferred compensation award, or other stock-based award, granted to the Eligible Employee by the Company to the extent such value is includable in the Eligible Employee’s taxable income, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Eligible Employee under a salary reduction agreement by reason of the application of Section 125, 402(e)(3), 402(h), or 403(b) of the Code or by reason of an election of the Eligible Employee to defer amounts of Base Salary under this Plan. Total Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).
2.46    “Trust” means the legal entity created by the Trust Agreement(s).
2.47    “Trust Agreement” means the trust agreement entered into between the Company and the Trustee(s) to hold assets with respect to this Plan.
2.48    “Trustee(s)” means the person(s) or entity named as Trustee(s) in the Trust Agreement established to hold assets with respect to this Plan and any duly appointed and acting successor Trustee(s) appointed by the Employer pursuant to the terms of the Trust Agreement.
2.49    “Year of Service” means each 12 consecutive month period of completed service with the Employer in the capacity of an employee or a member of the Board.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1    Eligibility to Participate. Participation in the Plan shall be limited to Non-Employee Directors and those Eligible Employees selected by the Executive Vice President, Human Resources of the Company and notified as to their eligibility to participate in the Plan. The Committee, in its discretion, may limit the ability of Participants to make certain types of Deferrals or be credited with Company contributions under the Plan.
3.2    Commencement of Participation. Participation in the Plan is voluntary. An Eligible Employee or Non-Employee Director may begin participation in the Plan upon the execution and submission of an Election during the applicable Open Enrollment Period.
ARTICLE IV
DEFERRALS AND CONTRIBUTIONS
4.1    Basic Deferrals.

4.1.1.    An Eligible Employee or Non-Employee Director may elect to reduce his or her Base Salary or Director Fees, as applicable, by the percentage of Base Salary or Director Fees, as applicable, set forth in an Election filed in the manner prescribed by the Committee, subject to the provisions of this Article 4. Basic Deferrals shall not be paid to the Participant, but shall be withheld from amounts otherwise payable to the Participant, and an amount equal to the Basic Deferrals for the Plan Year shall be credited to the Participant’s Basic Deferral Subaccount under the Plan.
4.1.2.    The Election to make Basic Deferrals must be filed in the manner prescribed by the Committee during the Open Enrollment Period for the Plan Year to which such Election applies. A Participant’s Election with respect to Basic Deferrals shall remain in effect until changed by the Participant during a subsequent Open Enrollment Period. Each Election to make Basic Deferrals shall apply only to Base Salary or Director Fees, as applicable, earned after the effective date of such Election. Elections with respect to Basic Deferrals, once made, shall be irrevocable for the Plan Year.
4.2    Bonus Deferrals and Performance-Based Compensation Deferrals.
4.2.1    An Eligible Employee may elect to defer a percentage of any Bonus and/or Performance-Based Compensation as set forth in an Election filed in the manner prescribed by the Committee, subject to the provisions of this Article 4. Such Bonus Deferrals and/or Performance-Based Compensation Deferrals shall not be paid to the Participant, but shall be withheld from the amounts otherwise payable to the Participant and credited to the Participant’s applicable Deferral Subaccount under the Plan.
4.2.2    The Bonus Deferral Election and/or Performance-Based Compensation Deferral Election must be filed in the manner prescribed by the Committee during the applicable Open Enrollment Period. A Bonus and/or Performance-Based Compensation Deferral Election shall remain in effect until changed by the Participant during a subsequent Open Enrollment Period. Elections with respect to Bonus Deferrals and Performance-Based Compensation Deferrals, once made, shall be irrevocable for the applicable fiscal year or performance period.
4.3    Maximum Deferrals; Cash Deferrals Only. Subject to such further limits as the Committee may establish in its sole discretion:
(a)    An Eligible Employee may not defer Base Salary in an amount that exceeds 60% of Base Salary determined prior to any reductions for tax withholding amounts (including, but not limited to, FICA and FUTA taxes), contributions to the Company’s 401(k) Plan, employee stock purchase plan(s), or Code Section 125 plan or other amounts that may reduce or be subtracted from Base Salary.
(b)    An Eligible Employee may not defer Bonus and/or Performance-Based Compensation in an amount that exceeds 85% of Bonus and/or Performance-Based Compensation determined prior to any reductions for tax withholding amounts (including, but not limited to, FICA and FUTA taxes), contributions to the Company’s 401(k) Plan, employee stock purchase plan(s), or Code Section 125 plan or other amounts that may reduce or be subtracted from Bonus and/or Performance-Based Compensation.

(c)    A Director may elect to defer up to 100% of his or her cash Director Fees.
(d)    Notwithstanding anything herein to the contrary, no Participant shall be permitted to defer stock-based compensation under the Plan.
4.4    No Withdrawal. Except as otherwise set forth herein, amounts credited to a Participant’s Account may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.
4.5    Matching Contributions. The Company will credit Matching Contributions to the Matching Contribution Subaccount of an Eligible Employee for a Plan Year if (a) the Committee has determined that the Eligible Employee is among those designated as eligible to receive a Matching Contribution; and either (b) the Eligible Employee is actively employed by the Employer on the first day following the end of such Plan Year, or (c) the Eligible Employee’s employment with the Employer is terminated during the Plan Year by the Employer without Cause. The Matching Contribution shall be equal to fifty percent (50%) of the Eligible Employee’s Deferrals credited to his or her Account for the Plan Year; provided, however, that the total Matching Contribution credited to the Matching Contribution Subaccount of any Eligible Employee for any Plan Year shall not exceed 8% of such Eligible Employee’s Total Compensation for the applicable Plan Year.
All Matching Contributions to the Plan with respect to Plan Years beginning before January 1, 2014, shall be credited to an Eligible Employee’s Matching Contribution Subaccount solely in the form of shares of the Company’s Common Stock. All Matching Contributions to the Plan with respect to Plan Years beginning on and after January 1, 2014, shall be credited to an Eligible Employee’s Matching Contribution Subaccount in the form of cash unless the Compensation Committee, in its sole discretion, determines that Matching Contributions shall be credited in the form of shares of the Company’s Common Stock. To the extent the Compensation Committee determines that Matching Contributions will be credited in shares of the Company’s Common Stock, for purposes of converting a Company Matching Contribution from a dollar value to a number of shares of the Company’s Common Stock, the Fair Market Value of the Company’s Common Stock shall be the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of the applicable calendar year or, with respect to an Eligible Employee whose employment is terminated by the Employer without Cause during the Plan Year, the average of the Fair Market Value of the Company’s Common Stock over the two hundred (200) trading days immediately preceding the last day of his or her employment.
4.6    Discretionary Company Contributions. From time to time the Company may, as recommended by the Compensation Committee in its complete discretion, credit to an Eligible Employee’s Account a Discretionary Company Contribution, in such amounts and at such times as the Compensation Committee may determine. Such Discretionary Company Contributions may be denominated in cash or shares of Company Common Stock, as determined by the Compensation Committee. The Company shall be under no obligation to continue to make Discretionary Company Contributions and may discontinue such contributions at any time.

4.7    Adjustments. Shares to be issued under the Plan are reserved for issuance under the LTIP, and shall be subject to adjustment in the event of a change in the Company’s capital structure, in accordance with Section 4.2 of the LTIP.
ARTICLE V
ACCOUNTS
Accounts; Subaccounts. Separate Accounts and Subaccounts shall be established and maintained for each Participant in accordance with the terms of the Plan. Each Participant’s applicable Subaccounts shall be credited with the Participant’s Basic Deferrals, Bonus and/or Performance-Based Compensation Deferrals, Matching Contributions and Discretionary Company Contributions, if any. Participants’ Accounts shall be credited (or debited) with the applicable Investment Return as set forth in Article 6. Participants’ Accounts shall be reduced by losses, distributions and any other charges which may be imposed on the Accounts pursuant to the terms of the Plan.
ARTICLE VI
PLAN INVESTMENTS AND EARNINGS ON PARTICIPANTS’ ACCOUNTS
6.1    Investment of Matching Contributions and Discretionary Company Contributions Credited in Stock.
6.1.1    As set forth in Article 4, each Participant’s Matching Contributions and Discretionary Company Contributions Subaccount (to the extent a contribution is denominated in Company Common Stock) shall be credited to the Participant’s Account in shares of the Company’s Common Stock, and shall be accounted for and reported in terms of shares of the Company’s Common Stock.
6.1.2    In the event that the Trust established with respect to Matching Contributions or Discretionary Company Contributions in the form of the Company’s Common Stock for any reason holds cash or other property sufficient to purchase a share of the Company’s Common Stock, the Trustee shall first arrange to acquire additional shares of the Company’s Common Stock, either by purchasing such shares in the public market or by acquiring such shares directly from the Company, unless the Committee, in its discretion, determines to credit such cash or other property to Participants’ Accounts. In the event that the Trust for any reason holds cash or other property in an amount insufficient to purchase a share of the Company’s Common Stock, such amount shall be held in cash or a cash equivalent determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, in the event there are insufficient shares of the Company’s Common Stock reserved and available for issuance to make Matching or Discretionary Company Contributions in the form of Company Common Stock, the Company may credit cash amounts in lieu of shares of Company Common Stock to the applicable Subaccounts of one or more Participants for some or all of the Matching and Discretionary Company Contribution amounts.
6.1.3    Effective September 27, 2010, if the Board declares a cash dividend on the shares of the Company’s Common Stock, as of the first business day following the dividend payment date with respect to such cash dividend, the Company shall credit a cash amount equal to such per-share cash dividend with respect to each share of Company Common Stock credited to a Participant’s Matching Contributions and/or Discretionary Contributions Subaccount as of the dividend declaration date for such cash dividend. All such cash amounts shall be credited to the Subaccount and be subject to the same terms and conditions relating to vesting and payment as the corresponding shares of Company Common Stock credited to that Subaccount and be deemed to be invested in a money market fund or similar investment as of the first trading day after the dividend payment date with respect to such cash dividend, provided, however, that a Participant may at any time elect to reinvest any such amounts deemed invested in a money market fund or similar investment in any other Benchmark Fund specified under Section 6.2.2, but only after the fund is added to the recordkeeping system.
6.2    Investment of Deferrals, Matching Contributions and Discretionary Company Contributions Denominated in Cash.
6.2.1    The Committee may designate the particular funds or contracts which shall constitute the Benchmark Funds with respect to Basic Deferrals, Bonus and/or Performance-Based Compensation Deferrals, Matching Contributions and Discretionary Company Contributions awarded in cash and the Committee may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that the Committee shall notify Participants of any such change prior to the effective date of the change.
6.2.2    Each Participant may select among the Benchmark Funds and specify the manner in which each of his or her applicable Subaccounts shall be deemed to be invested, solely for purposes of determining the Participant’s Investment Return. The Committee shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections. The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.
6.2.3    The Investment Return is based on the asset unit value, net of administrative fees and investment management fees and other applicable fees or charges, of the Benchmark Fund(s) designated by the Committee. The Investment Return may be negative if the applicable Benchmark Fund(s) sustain a loss. The Investment Return shall be credited (or debited) monthly, or more frequently as the Committee may specify.
ARTICLE VII
BENEFICIARIES
A Participant shall have the right to designate on an Election prescribed by the Committee one or more Beneficiaries to receive any Benefits due under the Plan in the event of the Participant’s death.
If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary shall predecease the

Participant, then the Participant’s Beneficiary shall be the Participant’s surviving spouse. In the event there is no surviving spouse, the Participant’s Beneficiary shall be the Participant’s estate.
The Participant shall have the right at any time to revoke a previous Beneficiary designation and to substitute one or more other Beneficiary(ies); provided, however, that the most recent Beneficiary Designation received prior to a Participant’s death shall supersede all prior Beneficiary designations made under the Plan.
ARTICLE VIII
VESTING
8.1    Vesting of Deferrals. All Deferrals credited to a Participant’s Account shall always be 100% vested.
8.2    Vesting of Matching and Discretionary Company Contributions. A Participant’s Matching and Discretionary Company Contribution Subaccounts shall vest in accordance with whichever one of the following vesting schedules results in the largest vested balance in the Participant’s Account.
8.2.1    One hundred percent (100%) shall be vested upon the Participant’s death, Disability, or completion of two (2) continuous Years of Service.
8.2.2    A Participant shall be partially or fully vested in the discretion of the Compensation Committee, so long as no acceleration of vesting results in an acceleration of payment prohibited under Section 409A of the Code.
8.2.3    A Participant shall be one hundred percent (100%) vested upon involuntary termination of employment without Cause or voluntary termination of employment for Good Reason, in either case at any time within twenty-four (24) months following a Change in Control.
8.3    Amounts credited to a Participant which are not vested at the time that the Participant has a Separation from Service with the Employer shall be forfeited. A Participant who forfeits any such amounts shall have no rights to the restoration of such amounts in the event that he or she once again becomes eligible to participate in the Plan.
ARTICLE IX
BENEFIT DISTRIBUTIONS
9.1    Benefit Amount. The value of the Participant’s Benefit to be distributed as a result of the Participant’s Separation from Service (if the Participant is not subject to the delay of payment described in Section 9.6), death, or Disability shall be the vested value of the Participant’s Subaccount(s) on the twentieth (20th) day after the applicable Distribution Date, provided, however, that in the event of death or Disability which is not communicated promptly to the Committee, or if the Committee or administrator has not received adequate information from the Participant to process the distribution, the valuation date shall be such later date as the Committee or the Company shall reasonably determine.
If the Participant’s distribution as a result of the Participant’s Separation from Service is subject to the delay of payment described in Section 9.6, then the value of the Participant’s Benefit to be distributed shall be the vested value of the Participant’s Subaccount(s) on the date that is six (6) months and ten (10) days after the date of the Participant’s Separation from Service.
If the Participant’s distribution is to be made as a result of an In-Service Distribution Date, then the value of the Participant’s Benefit shall be the vested value of the Participant’s Subaccount(s) on the In-Service Distribution Date.
If the Participant’s distribution is to be made as a result of a delayed payment date as permitted under Section 9.3.2 or Section 9.4.2, then the value of the Participant’s Benefit shall be the vested value of the Participant’s Subaccount(s) on the delayed payment date under Section 9.3.2 or Section 9.4.2, as applicable.
The amount of each subsequent annual, quarterly or monthly installment payment (as applicable) will be based on the vested value of the Participant’s Subaccount(s) on the relevant subsequent annual, quarterly or monthly date (as applicable) that corresponds to the valuation date of the first payment.
The valuation date of the Participant’s Benefit for a distribution due to a Change in Control shall be determined by the Committee, in its discretion.
Distributions from a Participant’s Matching Contributions or Discretionary Company Contributions Subaccount credited as shares of Company Common Stock shall be paid in whole shares of the Company’s Common Stock.
9.2    Timing of Distributions. Benefits shall be paid within sixty (60) days following the applicable Distribution Date. Notwithstanding the foregoing, distributions may be delayed to the extent permitted by Section 409A of the Code and the regulations issued thereunder.

9.3.    Methods of Distribution.
9.3.1    Distribution Methods - Initial Elections.
(a)    Effective for Basic Deferrals for Plan Years beginning before the Effective Date, Bonus Deferrals for fiscal years beginning before the Effective Date, the Matching Contributions credited with respect to such Deferrals, and any earnings thereon, a Participant’s Benefit relating to such amounts shall be paid in a single lump sum payment, unless the Participant specifies in an initial Election that (1) a distribution of Deferrals made pursuant to such Election and any Matching Contributions credited with respect to such Election in the event of Retirement or Disability or (2) a distribution of Deferrals made pursuant to such Election (but not any Matching Contributions credited with respect to such Election) upon an In-Service Distribution Date shall be paid in quarterly or annual installment payments of substantially equal amounts over a period as provided below:

Reason for Distribution	Installment Period
Separation from Service	1 to 10 Years
Disability	1 to 10 Years
In-Service Distribution Date(s)	2/3/4/5/ Years
Notwithstanding the foregoing, with respect to Elections made on or after January 1, 2013, only annual installments shall be available.
(b)    Effective for Basic Deferrals for Plan Years beginning after the Effective Date, Bonus Deferrals for fiscal years beginning on or after the Effective Date, the Matching Contributions credited with respect to such Deferrals, and any earnings thereon, a Participant’s Benefit relating to such amounts shall be paid in a single lump sum payment, unless the Participant specifies in an initial Election that (1) a distribution of Deferrals made pursuant to such Election (and any Matching Contributions credited with respect to such Election) in the event of Separation from Service (including Separation from Service due to Retirement) or Disability or (2) a distribution of Deferrals made pursuant to such Election (but not any Matching Contributions credited with respect to such Election) upon an In-Service Distribution Date shall be paid in annual installment payments of substantially equal amounts over a period as provided below:

Reason for Distribution	Installment Period
Separation from Service	1 to 10 Years
Disability	1 to 10 Years
In-Service Distribution Date(s)	2/3/4/5/ Years
(c)    Notwithstanding anything herein to the contrary, Participants shall not be entitled to elect an In-Service Distribution Date with respect to their Matching Contribution and Discretionary Company Contribution Subaccounts. Any Matching Contribution or Discretionary

Company Contribution that vests pursuant to Section 8.2.3 of the Plan after the date of a Change in Control shall be distributed upon the Participant’s subsequent Separation from Service.
(d)    The Participant’s method of distribution selected in an initial Election made during an Open Enrollment Period shall remain in effect for all future similar Deferrals until changed by the Participant during a subsequent Open Enrollment Period. Effective for Basic Deferrals for Plan Years beginning on and after January 1, 2013, and Bonus Deferrals for fiscal years beginning on and after October 1, 2012, the Participant may make a separate annual distribution Election for each such Deferral amount.
(e)    If, at the time of his or her Distribution Date, a Participant has failed to elect a method of distribution or a Participant who elects an installment distribution does not satisfy the requirements for the installment distribution, then such Participant’s Benefits shall be distributed in a single lump sum payment.
(f)    Notwithstanding anything in the Plan to the contrary, if a Participant’s Account balance is less than $50,000 at the time elected to begin installment distributions, the Participant’s Benefit will automatically be distributed in a single lump sum.
9.3.2    Distribution Methods - Changing Method of Distribution. A Participant may change the method of distribution previously elected for Benefits by filing a new Election reflecting that change, provided that (i) the new Election must be made at least twelve (12) months in advance of the Distribution Date in effect prior to such new Election, and (ii) other than with respect to a distribution due to Disability, the initial Distribution Date applicable with respect to such new Election shall be no earlier than the fifth anniversary of the date on which such payment would otherwise have been made or begun without regard to such new Election. Subject to these requirements and the requirements of Treas. Reg. Section 1.409A-2(b), the Participant may change the method of distribution from a lump sum to installments, from installments to a lump sum, and from one term of installments to a different term of installments that is available for the reason for distribution. No Election may accelerate the date that any distribution would be made from the Plan.
9.3.3    Reemployed After Installments Begin. If a former Participant is reemployed after having begun to receive installment distributions from the Plan, then such former Participant, upon once again becoming an Eligible Employee, may begin a new period of participation in the Plan; provided, however, that the installment distributions previously commenced will continue to be paid to the Participant over the specified installment period.
9.4    Special Rules for Election of In-Service Distribution Date.
9.4.1    Initial Election. Upon filing an Election to make Deferrals for any Plan Year during Open Enrollment, a Participant may specify In-Service Distribution Date(s) for all of a portion of the Subaccount to which such Deferrals are credited, subject to the following:
9.4.1.1    A Participant may elect one or more In-Service Distribution Date(s) for all or a portion of the Deferrals credited to such Subaccounts for the Plan Year.

9.4.1.2    Any In-Service Distribution Date must be at least two (2) years after the end of the Plan Year for which the initial Election specifying such In-Service Distribution Date is made.
9.4.1.3    Benefits shall be paid on the elected In-Service Distribution Date elected for such Deferrals.
9.4.2    Revocation or Amendment of In-Service Distribution Election. A Participant who has elected In-Service Distribution Date(s) may revoke and/or amend the In-Service Distribution Date Election by filing a revocation or an amended Election at least twelve (12) months in advance of the initial In-Service Distribution Date specified in the Election being revoked or amended. Any amended In-Service Distribution Date must be at least five (5) years after the first scheduled In-Service Distribution Date in effect prior to such amendment. If a Participant revokes the In-Service Distribution Date Election with respect to Deferrals, the Deferrals will be paid in accordance with the distribution Election in effect with respect to those Deferrals or in a default lump sum if no distribution Election was made with respect to those Deferrals.
9.4.3    Separation from Service Before First In-Service Distribution Date. If the Participant has a Separation from Service with the Employer before his or her first In-Service Distribution Date for any reason, Deferrals will be paid in accordance with the distribution Election in effect with respect to those Deferrals determined without regard to such In-Service election, or in a default lump sum if no such distribution Election was made with respect to those Deferrals.
9.4.4    Separation from Service After Commencement of Installment In-Service Distributions. If the Participant has a Separation from Service with the Employer for any reason while receiving In‑Service Distributions in the form of installments, the In-Service distributions shall cease and distribution of the Participant’s remaining installments will be paid in accordance with the distribution Election in effect with respect to those Deferrals determined without regard to such In-Service election, or in a default lump sum if no such distribution Election was made with respect to those Deferrals.
9.5    Distribution Upon Death of Participant. If a Participant dies before his or her Benefit payments have commenced, then such Participant’s Benefits shall be paid to his or her designated Beneficiary in a single lump sum payment. If a Participant dies after installment payments have commenced, his or her remaining Account balance shall be paid to the Beneficiary in a single lump sum payment.
9.6    Specified Employees. In the event of a distribution to a Specified Employee based upon such individual’s Separation from Service, to the extent necessary to comply with Code Section 409A, distributions will not commence or be made prior to the date which is six (6) months and ten (10) days after the date of Separation from Service, or if earlier, the date of death of the Specified Employee.
9.7    Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article 9, and subject to the requirements of Code Section 409A, a distribution may be delayed to the extent that the Company reasonably anticipates that if the distribution were made as scheduled, the Company’s deduction with respect to such distribution would not be permitted due to the application of Code Section 162(m). Any amount which is not distributed to the Participant as a result of the foregoing shall be distributed during the Participant’s first taxable year in which the Company reasonably anticipates that if the distribution is made during such year, the deduction of such distribution will not be barred by application of Code Section 162(m).
9.8    Tax Withholding. Distributions under this Article 9 shall be subject to all applicable withholding requirements for federal, state and local income or other taxes. Amounts required to be withheld pursuant to this Section 9.8 shall be taken first from distributions of cash and second, to the extent necessary to satisfy the minimum tax withholding requirements, from the proceeds of the sale of shares of Company Common Stock distributed to the Participant, which sale the Participant authorizes as a condition of participation in the Plan.
9.9    Section 280G Parachute Payment. In the event that any distribution from the Plan received or to be received by a Participant (a “Distribution”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 9.9, cause the Participant to become subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or increase such Participant’s Excise Tax liability, then such Distribution may be reduced to the largest amount which the Participant, in his or her sole discretion, determines would result in no portion of the Distribution being subject to the Excise Tax. The determination by a Participant of any reduction shall be conclusive and binding upon the Employer, the Company, and the Committee. The Committee shall reduce a Distribution and/or shall accept the return of some or all of a Distribution previously made to a Participant only upon written notice by the Participant indicating the amount of such reduction. Any amounts returned to the Plan pursuant to this Section 9.9 shall be treated as a forfeiture and shall be used to reduce the Company’s future contributions to the Plan or to pay costs associated with the operation and administration of the Plan.
ARTICLE X
ADMINISTRATION
10.1    Committee Structure. The initial number of Committee members shall be three (3), until such number is changed by the Company’s Executive Vice President, Human Resources, or such other officer serving in that capacity (the “EVP, Human Resources”). A member of the Committee must be an employee of the Employer or a member of the Board and shall continue to serve until such member (i) resigns, (ii) is removed or (iii) terminates employment with the Employer and no longer serves on the Board for any reason. The EVP, Human Resources is or at his discretion may be a member of the Plan Committee. The EVP, Human Resources may remove a member of the Committee. A majority of the remaining members of the Committee may fill one or more vacancies on the Committee. The Committee may allocate and delegate some or all of its responsibilities described in this Article 10 and otherwise as set forth in the Plan. The Committee’s authority under this Article 10 shall at all times be subject to the ability of the EVP, Human Resources to remove any or all of the members of the Committee for any reason, change the number of members of the Committee, fill vacancies on such committee, and establish rules and procedures for the Committee.

10.2    Committee Powers and Responsibilities. The Committee shall have control of the administration of the Plan, with all powers necessary to enable it properly to carry out its duties in that respect, including, but not limited to, the power and authority to:
10.2.1    Construe the Plan and any Trust Agreement(s) to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determinations of which individuals are Eligible Employees and the extent of their eligibility to participate in the Plan, which individuals are Specified Employees, and determinations related to the amounts credited to a Participant’s Account and the appropriate timing and method of Benefit payments;
10.2.2    Establish reasonable rules and procedures which shall be applied to Elections, the establishment of Accounts and Subaccounts, and all other discretionary provisions of the Plan;
10.2.3    Establish rules, procedures and formats for the electronic administration of the Plan, including specifically the distribution of Participant communications, Elections and tax information;
10.2.4    Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents and Code Section 409A;
10.2.5    Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;
10.2.6    Adopt amendments to the Plan which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring Plan-related documents into compliance with all applicable laws and regulations; provided, however, that the Committee shall not have the authority to adopt any Plan amendment that will result in substantially increased costs to the Company unless such amendment is contingent upon ratification by the Compensation Committee before becoming effective;
10.2.7    Employ such persons or organizations to perform services with respect to the administrative responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including, but not limited to, attorneys, accountants, and benefit, financial and administrative consultants;
10.2.8    Select, review and retain or change the Benchmark Funds which are used for determining the Investment Return under the Plan;
10.2.9    Direct the investment of the assets of the Trust(s);
10.2.10    Review the performance of the Trustee(s) with respect to the Trustee’s duties, responsibilities and obligations under the Plan and the Trust Agreement(s); and
10.2.11    Take such other actions as may be necessary or appropriate to the management and investment of the assets held with respect to this Plan.

10.3    Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries. Any discretion granted to the Committee shall be exercised in accordance with rules and policies established by the Committee.
10.4    Indemnification. To the extent permitted by law, the Company shall indemnify each member of the Committee, and any other Employee or member of the Board with duties under the Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by such person in connection with any claims against such person by reason of such person’s conduct in the performance of his or her duties under the Plan, except in relation to matters as to which such person has acted fraudulently or in bad faith in the performance of his or her duties. Notwithstanding the foregoing, the Company shall not indemnify any person for any expense incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.
10.5    Claims Procedure. Benefits shall be provided from this Plan through procedures initiated by the Committee, and the Participant need not file a claim. However, if a Participant or Beneficiary believes he or she is entitled to a Benefit different from the one received, then the Participant or Beneficiary may file a claim for the Benefit by writing a letter to the Committee.
10.5.1    If any claim for Benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within 90 days of the date the letter claiming benefits is received by the Committee. If special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant within the initial 90‑day period.
10.5.2    Notice of the denial shall set forth the following information: (a) the specific reason or reasons for the denial; (b) specific references to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (d) an explanation that a full review by the Committee of the decision denying the claim may be requested by the claimant or his or her authorized representative by filing with the Company, within 60 days after such notice has been received, a written request for such review; and (e) if such request is so filed, the claimant or his or her authorized representative may review pertinent documents and submit issues and comments in writing within the same 60 day period.
10.5.3    The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be promptly given a copy of the decision. The decision shall be in writing and shall include specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based and shall be written in a manner calculated to be understood by the claimant. No further legal action may be initiated claiming benefits under this Plan until the claims procedure set forth in this Article 10 is complete.

10.6    Plan Expenses. The Company shall pay all costs and expenses related to the operation and administration of the Plan.
ARTICLE XI
AMENDMENT AND TERMINATION
11.1    Right to Amend. The Committee shall have the right to amend the Plan, at any time and with respect to any of its provisions, and all parties claiming any interest under the Plan shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant of a right accrued under the Plan prior to the date of the amendment, unless such an amendment is required by applicable law or deemed necessary to preserve the preferred tax treatment of the Plan. Notwithstanding anything herein to the contrary, only the Compensation Committee shall have the authority to adopt amendments that result in a change to the matching contribution formula under Section 4.5 of the Plan.
11.2    Amendments to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 11.1, the Plan may be amended by the Committee or the Compensation Committee at any time, and retroactively if required, if found necessary, in the opinion of the Committee or the Compensation Committee, in order to conform the Plan to the provisions and requirements of applicable law (including, but not limited to, Section 409A of the Code, and other applicable portions of ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant hereunder.
11.3    Plan Termination or Plan Suspension. The Company reserves the right, by action of the Compensation Committee, to terminate the Plan at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time, or to terminate the Plan and provide for all amounts to be distributed in a lump sum, to the extent permitted under Section 409A of the Code and the regulations issued thereunder.
11.4    Successor to Company. Any corporation or other business organization which is a successor to the Company by reason of a consolidation, merger or purchase of all or substantially all of the assets of the Company, or any other Change in Control, shall have the right to become a party to the Plan by means of a resolution of the entity's board of directors or other appropriate governing body.
ARTICLE XII
PLAN TRANSFERS
12.1    Transfers to Other Plans. In the event that a Participant becomes employed by any affiliated company, subsidiary corporation, parent corporation or unrelated corporation with which the Company enters into a transaction to acquire the assets or stock of such unrelated corporation, the Committee shall have the right, but not the obligation, to direct the Trustee to transfer funds in an amount equal to the amount credited to such Participant’s Account (the “Transferred Account”) to a trust established under a Transferee Plan. The Committee shall determine, in its sole discretion, whether such transfer shall be made and the timing of such transfer. Such transfer shall be made if, and only to the extent that, approval of such transfer is obtained from the Trustee.
12.1.1    Transferee Plan. For purposes of this Section 12.1, “Transferee Plan” shall mean an unfunded, nonqualified deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA maintained by any of the Company’s affiliated entities, subsidiary corporations, parent corporations or any corporation unrelated to the Company with which the Company has successfully closed a transaction in which the Company acquired the assets or the outstanding stock of such unrelated corporation.
12.2    Transfers in from Other Plans. There may be transferred directly from the trustee of another nonqualified, funded, deferred compensation plan (an “Other Plan”) to the Trustee, subject to the approval of the transferor corporation maintaining the Other Plan and the Committee, funds in an amount not to exceed the amounts credited to the Other Plan accounts maintained for the benefit of that Eligible Employee. Amounts transferred pursuant to this Section 12.2, and any gains or losses allocable thereto, (i) shall be accounted for separately (“Transfer Account”) from amounts otherwise allocable to the Eligible Employee under this Plan, and (ii) the Transfer Account shall be distributed in accordance with the Eligible Employee’s deferral election under the Other Plan, as such election may be amended pursuant to the terms of the Other Plan. Subsequent earnings on the amount in the Transfer Account shall be credited to a separate Account for the Eligible Employee established pursuant to this Plan and shall be determined under the Plan’s investment procedures in Article 6.
12.3    Effect of Section. This Section 12 shall only be operable to the extent the Committee determines and in its sole and absolute discretion at the time of any proposed transfer that such transfer will not impact the Plan and any deferred amounts in a tax disadvantageous manner under Section 409A of the Code.
ARTICLE XIII
MISCELLANEOUS
13.1    No Assignment. The right of any Participant, any Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered, including pursuant to domestic relations orders.
13.2    No Secured Interest. The obligations of the Company to Participants under this Plan shall not be funded or otherwise secured, and shall be paid out of the general assets of the Company. Participants are general unsecured creditors of the Company with respect to the Company’s contributions hereunder and shall have no legal or equitable interest in the assets of the Company, including any assets the Company may set aside or reserve against its obligations under this Plan.
13.3    Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

13.4    No Employment Agreement. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the service of the Company or any Affiliate.
13.5    Attorneys’ Fees. If the Employer, the Participant, any Beneficiary and/or successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s legal costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.
13.6    Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and supersedes any and all agreements, understandings, restrictions, representations or warranties among any Participant and the Employer other than those set forth or provided for in this Plan.
13.7    Severability. If any provision of this Plan is held to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Plan, and the Plan shall be construed and enforced as if such provision had not been included. In addition, if such provision is invalid, illegal or unenforceable due to changes in applicable law or accounting requirements, the Company may amend the Plan, without the consent and without providing any advance notice to any Participant, as may be necessary or desirable to comply with changes in the applicable law or financial accounting of deferred compensation plans.
13.8    Governing Law. This Plan shall be construed under the laws of the State of California, except to the extent preempted by federal law.
IN WITNESS WHEREOF, this Plan has been adopted by the Company effective as of the Effective Date (or as otherwise specifically provided herein).

QUALCOMM INCORPORATED

Dated:	Dated: November 18, 2014	By:	/s/ David A. Reichel
		Name:	David A. Reichel
		Title:	Senior Director, Total Rewards Management